ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145t

ULURU INC.

REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Addison, Texas, November 15, 2011; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the third quarter ended September 30, 2011.  For the third quarter of 2011, the Company reported a net loss of $1.0 million, or $0.18 per share, compared with a net loss of $1.2 million, or $0.22 per share, for the same period last year.  For the nine months ended September 30, 2011, the Company reported a net loss of $3.2 million, or $0.55 per share, compared with a net loss of $4.7 million, or $0.87 per share, for the same period last year.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Revenue was lower than projected as a major distributor order of approximately $200,000 was not billed until October due to a production delay.  Revenues in the fourth quarter will expand significantly as we fill distributor orders, receive licensing payments, and increase our Altrazeal® business.  Expense continued to be contained and are in line with our financial plan.”

Operating Results

Revenues
Revenue for the third quarter of 2011 was $74,000, compared to $62,000 for the third quarter of 2010.

Revenue for the nine months ended September 30, 2011 was $229,000, compared to $528,000 for the nine months ended September 30, 2010.  The decrease of $299,000 in revenue was due primarily to a decrease of $138,000 in Aphthasol® product sales as we did not sell any Aphthasol® during the first nine months of 2011 and a decrease of $174,000 in Zindaclin® related licensing and royalty fees due to our divestiture of this product in June 2010.

Research and Development
Research and development expenses for the third quarter of 2011 were $233,000, including $17,000 in share-based compensation, compared to $296,000, including $32,000 in share-based compensation, for the third quarter of 2010.  The decrease of approximately $63,000 in research and development expenses was primarily due to lower costs for regulatory fees of $42,000 and share-based compensation of $15,000.

Research and development expenses for the nine months ended September 30, 2011 were $749,000, including $52,000 in share-based compensation, compared to $949,000, including $104,000 in share-based compensation, for the nine months ended September 30, 2010.  The decrease of approximately $200,000 in research and development expenses was primarily due to lower costs for regulatory fees of $133,000, clinical testing costs of $43,000 and scientific compensation costs of $19,000.

Selling, General and Administrative
Selling, general and administrative expenses for the third quarter of 2011 were $566,000, including $25,000 in share-based compensation, compared to $666,000, including $26,000 in share-based compensation, for the third quarter of 2010.  The decrease of approximately $100,000 in selling, general and administrative expenses was primarily due to lower costs for sales & marketing of $135,000 as a result of lower head count, reduced share-based compensation, and decreased marketing expenses.  These expense decreases were partially offset by an increase in shareholder expenses relating to investor relations consulting of $61,000.

Selling, general and administrative expenses for the nine months ended September 30, 2011 were $1.8 million, including $77,000 in share-based compensation, compared to $2.4 million, including $195,000 in share-based compensation, for the nine months ended September 30, 2010.  The decrease of approximately $626,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $162,000 as a result of lower head count and reduced share-based compensation, sales & marketing costs of $284,000, legal costs relating to our patents of $88,000, commission expense of $30,000 and legal fees of $30,000.  These expense decreases were partially offset by an increase in shareholder expenses of $56,000 relating to investor relations consulting.

Mr. Gray continued, “Significant progress was reported in the third quarter, including financing, a strategic partnership, and clinical data. We achieved an important milestone in the third quarter with the signing of a binding letter of intent for the marketing of Altrazeal® in Europe. Positive clinical data has been produced in Europe in a number of hospitals and key opinion leaders’ support is being generated. Plans for producing the initial launch quantities are being developed. This agreement has significant economic benefits to the Company both in the short and longer term. Additionally, further clinical data supporting the use of Altrazeal® in accelerating healing of diabetic foot ulcers was presented at a wound care conference; this is important data as it was in combination with a removable off-loading device which is the major segment of this market. We have also continued our efforts and made advancements towards completing additional partnerships to execute our business plan.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated increase in revenues in the fourth quarter of 2011, our business plan for the balance of 2011 including significant revenue growth for our products, the anticipated benefits of our marketing strategy for Altrazeal®, the positive clinical data and key opinion leader support in Europe, and the completion of additional strategic partnerships.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES
License fees	$6,184	$4,370	$18,349	$150,283
Royalty income	18,861	23,104	51,528	132,473
Product sales, net	48,607	34,143	159,132	245,725
Total Revenues	73,652	61,617	229,009	528,481

COSTS AND EXPENSES
Cost of goods sold	11,065	6,416	35,545	143,259
Research and development	233,087	295,781	749,049	948,960
Selling, general and administrative	566,541	666,205	1,779,045	2,405,123
Amortization of intangible assets	206,454	206,454	612,632	699,252
Depreciation	75,359	79,073	227,665	179,053
Total Costs and Expenses	1,092,506	1,253,929	3,403,936	4,375,647
OPERATING (LOSS)	(1,018,854)	(1,192,312)	(3,174,927)	(3,847,166)

Other Income (Expense)
Interest and miscellaneous income	1,857	4,840	9,485	5,555
Interest expense	(22,545)	(20,650)	(48,839)	(37,138)
Loss on sale of intangible asset	---	---	---	(857,839)
(LOSS) Before Income Taxes	(1,039,542)	(1,208,122)	(3,214,281)	(4,736,588)

Income taxes	---	---	---	---
NET (LOSS)	$(1,039,542)	$(1,208,122)	$(3,214,281)	$(4,736,588)

Less preferred stock dividends	(462)	---	(462)	---
NET (LOSS) Allocable to Common Stockholders	$(1,040,004)	$(1,208,122)	$(3,214,743)	$(4,736,588)

Basic and diluted net (loss) per common share	$(0.18)	$(0.22)	$(0.55)	$(0.87)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,928,084	5,472,288	5,850,900	5,423,076

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)

Cash and cash equivalents	$106,989	$641,441
Current assets	1,597,444	1,996,265
Property and equipment, net	1,147,818	1,375,484
Other assets	4,797,004	5,648,764
Total assets	7,542,266	9,020,513

Current liabilities	1,797,989	1,019,597
Long term liabilities	907,994	594,653
Total liabilities	2,705,983	1,614,250
Total stockholders’ equity	4,836,283	7,406,263